Exhibit 10.2

Grant No.: [__]

THIS INCENTIVE STOCK OPTION DEED OF AGREEMENT is made on [Date of Grant]

BETWEEN:

(1) PURETECH HEALTH PLC (a company registered in England under number 9582467) whose registered office is at 5th Floor, 6 St Andrew Street, London EC4A 3AE, United Kingdom (“Company”);

(2) PURETECH MANAGEMENT, INC. (a Delaware corporation) whose registered address is at 6 Tide Street, Boston, Massachusetts (“Employer”); and

(3) [Recipient Name] (“Employee” or “you”)

BACKGROUND

A.	This agreement (“Agreement”) is made and the Options hereby granted are granted pursuant to and subject to the terms of the PureTech Health plc Performance Share Plan (“Plan”).

B.	The Employee is employed by the Employer at the date of this Agreement. The Employer is an Affiliate (as defined in the Plan).

BY THIS DEED IT IS AGREED AS FOLLOWS:

1. Terminology. Capitalized terms used in this Agreement but which are not otherwise defined shall have the meanings ascribed thereto in the Glossary at the end of the Agreement or in the Plan.

2. Grant and Exercise of Option.

(a) By this Agreement, the Company hereby grants to the Employee [# of Shares] stock options (“Options”), each Option permitting the purchase of one Share, subject to the terms of this Agreement and to the Plan, at an option exercise price (“Exercise Price”) of [_____] pence per Share.

(b) Exercisability. The Options will vest and become exercisable in accordance with the Exercisability Schedule set forth in the schedule to this Agreement (the “Exercisability Schedule”), so long as you are in the Service of the Company from the Grant Date through the applicable exercisability dates. None of the Options will become exercisable after your Service with the Company ceases.

(c) Right to Exercise. You may exercise the Options, to the extent vested and exercisable, at any time on or before the close of the principal market for the Shares on the Expiration Date or the earlier termination of the Options, unless otherwise provided under applicable law or the Plan. In particular, the Options shall not vest and you may not exercise the Options at any time when any Dealing Restrictions prohibit such vesting or exercise. Notwithstanding the foregoing, if at any time the Administrator determines that the delivery of Shares under the Plan or this Agreement is or may be unlawful under the laws of any applicable jurisdiction, or federal, state or foreign securities laws, the right to exercise the Options or receive Shares pursuant to the Options shall be suspended until the Administrator determines that such delivery is lawful. If at any time the Administrator determines that the delivery of Shares under the Plan or this Agreement is or may violate the rules of the securities exchange on which the Shares are then listed for trade, the right to exercise the Options or receive Shares pursuant to the Options shall be suspended until the Administrator determines that such exercise or delivery would not violate such rules. Section 3 below describes certain limitations on exercise of the Options that apply in the event of your death, Total and Permanent Disability, or termination of Service. Exercise of the Options may also be limited in the event of certain corporate events as provided in the Plan. The Options may be exercised only in multiples of whole Shares and may not be exercised at any one time as to fewer than one hundred Shares (or such lesser number of Shares as to which the Options are then exercisable). No fractional Shares will be issued under the Options.

(d) Exercise Procedure. In order to exercise the Options, you must provide the following items to the Secretary of the Company or his or her delegate before the expiration or termination of the Options:

(i)	notice, in such manner and form as the Administrator may require from time to time, specifying the number of Shares to be purchased under the Options; and

(ii)	full payment of the Exercise Price for the Shares, each in accordance with Section 2(e) of this Agreement.

An exercise will not be effective until the Secretary of the Company or his or her delegate receives all of the foregoing items, and such exercise otherwise is permitted under and complies with all applicable federal, state and foreign securities laws.

(e) Method of Payment. You may pay the Exercise Price by:

(i)	delivery of cash, certified or cashier’s check, money order or other cash equivalent acceptable to the Administrator in its discretion;

(ii)	any other method approved by the Administrator; or

(iii)	any combination of the foregoing.

(f) Issuance of Shares upon Exercise. The Company shall issue to you the Shares underlying the Options you exercise as soon as reasonably practicable after the valid exercise of the Options, subject to the Company’s receipt of requisite withholding taxes, if any.

3. Termination of Service.

(a) Termination of Unexercisable Options. If your Service with the Company ceases for any reason, the Options that are then unvested and unexercisable will terminate immediately upon such cessation.

(b) Exercise Period Following Termination of Service. If your Service with the Company ceases for any reason other than discharge for Cause, the Options that are then vested will terminate upon the earliest of:

(i) the expiration of 90 days following such cessation, if your Service ceases on account of (1) your termination by the Company other than a discharge for Cause or termination without Cause, or (2) your voluntary termination other than for Total and Permanent Disability or death;

(ii) the expiration of 6 months following such cessation, if your Service ceases on account of your Total and Permanent Disability or death or your termination by the Company without Cause; or

(iii) the Expiration Date.

In the event of your death, the exercisable Options may be exercised by your executor, personal representative, or the person(s) to whom the Options are transferred by will or the laws of descent and distribution.

(c) Misconduct. The Options will terminate in their entirety, regardless of whether the Options are then exercisable, immediately upon your discharge from Service for Cause or Gross Misconduct, or upon your commission of any of the following acts during the exercise period following your termination of Service: (i) fraud on or misappropriation of any funds or property of the Company, or (ii) your breach of any provision of any employment, non-disclosure, non-competition, non-solicitation, assignment of inventions, or other similar agreement executed by you for the benefit of the Company, as determined by the Administrator, which determination will be conclusive. In addition, Section 7(f) of the Plan applies to the Options as provided therein, and for the purposes of Section 7(f)(i) of the Plan, the period during which the repayment obligations apply shall be three years following the relevant vesting date of the Options.

(d) Changes in Status. If you cease to be a “common law employee” of the Company but you continue to provide bona fide services to the Company following such cessation in a different capacity, including without limitation as a director, consultant or independent contractor, then a termination of Service shall not be deemed to have occurred for purposes of this Section 3 upon such change in capacity. Notwithstanding the foregoing, the Options shall not be treated as incentive stock options within the meaning of Code section 422 with respect to any exercise that occurs more than three months after such cessation of the common law employee relationship (except as otherwise permitted under Code section 421 or 422). In the event that your Service is with a business, trade or entity that, after the Grant Date, ceases for any reason to be part or an Affiliate of the Company, your Service will be deemed to have terminated for purposes of this Section 3 upon such cessation if your Service does not continue uninterrupted immediately thereafter with the Company or an Affiliate of the Company.

4. Nontransferability of Options. These Options are nontransferable otherwise than by will or the laws of descent and distribution and during your lifetime, the Options may be exercised only by you or, during the period you are under a legal disability, by your guardian or legal representative. Except as provided above, the Options may not be assigned, transferred, pledged, hypothecated or disposed of in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any purported, assignment, transfer, pledge, hypothecation or disposal shall cause the Options to lapse immediately and as such they will immediately cease to be exercisable.

5. Qualified Nature of the Options.

(a) General Status. The Options are intended to qualify as incentive stock options within the meaning of Code section 422 (“Incentive Stock Options”), to the fullest extent permitted by Code section 422, and this Agreement shall be so construed. The Company, however, does not warrant any particular tax consequences of the Options. Code section 422 provides limitations, not set forth in this Agreement, respecting the treatment of the Options as Incentive Stock Options. You should consult with your personal tax advisors in this regard.

(b) Code Section 422(d) Limitation. Pursuant to Code section 422(d), the aggregate fair market value (determined as of the Grant Date) of Shares with respect to which all Incentive Stock Options first become exercisable by you in any calendar year under the Plan or any other plan of the Company (and its parent and subsidiary corporations, within the meaning of Code section 424(e) and (f), as may exist from time to time) may not exceed $100,000 or such other amount as may be permitted from time to time under Code section 422. To the extent that such aggregate fair market value exceeds $100,000 or other applicable amount in any calendar year, such stock options will be treated as nonstatutory stock options with respect to the amount of aggregate fair market value thereof that exceeds the Code section 422(d) limit. For this purpose, the Incentive Stock Options will be taken into account in the order in which they were granted. In such case, the Company may designate the Shares that are to be treated as stock acquired pursuant to the exercise of Incentive Stock Options and the Shares that are to be treated as stock acquired pursuant to nonstatutory stock options by issuing separate certificates for such Shares and identifying the certificates as such in the stock transfer records of the Company.

(c) Significant Stockholders. Notwithstanding anything in this Agreement to the contrary, if you own, directly or indirectly through attribution, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any of its subsidiaries (within the meaning of Code section 424(f)) on the Grant Date, then the Exercise Price is the greater of (a) the Exercise Price or (b) 110% of the Fair Market Value of the Shares on the Grant Date, and the Expiration Date is the last business day prior to the fifth anniversary of the Grant Date.

(d) Disqualifying Dispositions. If you make a disposition (as that term is defined in Code section 424(c)) of any Shares acquired pursuant to the Options within two years of the Grant Date or within one year after the Shares are transferred to you, you must notify the Company of such disposition in writing within 30 days of the disposition. The Administrator may, in its discretion, take reasonable steps to ensure notification of such dispositions, including but not limited to requiring that Shares acquired under the Options be held in an account with a Company-designated broker-dealer until they are sold.

6. Withholding of Taxes.

(a) At the time the Options are exercised, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll or any other payment of any kind due to you and otherwise agree to make adequate provision for foreign, federal, state and local taxes required by law to be withheld, if any, which arise in connection with the Options (including upon a disqualifying disposition within the meaning of Code section 421(b)). The Company may require you to make a cash payment to cover any withholding tax obligation as a condition of exercise of the Options or issuance of share certificates representing Shares.

(b) The Administrator may, in its sole discretion, permit you to satisfy, in whole or in part, any withholding tax obligation which may arise in connection with the Options either by electing to have the Company withhold and sell on your behalf from the Shares to be issued upon exercise that number of Shares having a Fair Market Value not in excess of the amount necessary to satisfy the statutory minimum withholding amount due.

7. Adjustments. The Administrator may make various adjustments to your Options, including adjustments to the number and type of securities subject to the Options and the Exercise Price, in accordance with the terms of the Plan.

8. Non-Guarantee of Employment or Service Relationship. Nothing in the Plan or this Agreement will alter your at-will or other employment status or other service relationship with the Company, nor be construed as a contract of employment or service relationship between you and the Company, or as a contractual right for you to continue in the employ of, or in a service relationship with, the Company for any period of time, or as a limitation of the right of the Company to discharge you at any time with or without Cause or notice and whether or not such discharge results in the failure of any of the Options to become exercisable or any other adverse effect on your interests under the Plan.

You hereby waive any and all rights to compensation or damages in consequence of the termination of your Service for any reason whatsoever insofar as those rights arise or may arise from you ceasing to have rights under or to be entitled to exercise the Options or to be entitled to participate in the Plan as a result of such termination.

9. No Rights as a Stockholder. You shall not have any of the rights of a stockholder with respect to the Shares until such Shares have been issued to you upon the due exercise of the Options. No adjustment will be made for dividends or distributions or other rights for which the record date is prior to the date such Shares are issued.

10. The Company’s Rights. The existence of the Options shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Shares or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company’s assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

11. Entire Agreement. This Agreement, together with the Plan, contain the entire agreement between you and the Company with respect to the Options. Any oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of this Agreement with respect to the Options shall be void and ineffective for all purposes.

12. Amendment. This Agreement may be amended from time to time by the Administrator in its discretion; provided, however, that this Agreement may not be modified in a manner that would have a materially adverse effect on the Options or Shares as determined in the discretion of the Administrator, except as provided in the Plan or in a written document signed by you and the Company.

13. Conformity with Plan. This Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan. Any conflict between the terms of this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. In the event of any ambiguity in this Agreement or any matters as to which this Agreement is silent, the Plan shall govern. A copy of the Plan is provided to you with this Agreement.

14. Section 409A. This Agreement and the Options granted hereunder are intended to be exempt from Section 409A of the Code. This Agreement and the Options shall be administered, interpreted and construed in a manner consistent with this intent. Nothing in the Plan or this Agreement shall be construed as including any feature for the deferral of compensation other than the deferral of recognition of income until the exercise of the Options. Should any provision of the Plan or this Agreement be found not to comply with, or otherwise be exempt from, the provisions of Section 409A of the Code, it may be modified and given effect, in the sole discretion of the Administrator and without requiring your consent, in such manner as the Administrator determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A of the Code. The foregoing, however, shall not be construed as a guarantee or warranty by the Company of any particular tax effect to you.

15. Electronic Delivery of Documents. By your signing this Agreement, you (i) consent to the electronic delivery of this Agreement, all information with respect to the Plan and the Options, and any reports of the Company provided generally to the Company’s stockholders; (ii) acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost to you by contacting the Company by telephone or in writing; (iii) further acknowledge that you may revoke your consent to the electronic delivery of documents at any time by notifying the Company of such revoked consent by telephone, postal service or electronic mail; and (iv) further acknowledge that you understand that you are not required to consent to electronic delivery of documents.

16. No Future Entitlement. By execution of this Agreement, you acknowledge and agree that: (i) the grant of these Options is a one-time benefit which does not create any contractual or other right to receive future grants of stock options, or compensation in lieu of stock options, even if stock options have been granted repeatedly in the past; (ii) all determinations with respect to any such future grants, including, but not limited to, the times when stock options shall be granted or shall become exercisable, the maximum number of Shares subject to each stock option, and the purchase price, will be at the sole discretion of the Administrator; (iii) the value of these Options is an extraordinary item of compensation which is outside the scope of your employment contract, if any; (iv) the value of these Options is not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any termination, severance, resignation, redundancy, end of service payments or similar payments, or bonuses, long-service awards, pension or retirement benefits; (v) the vesting of these Options ceases upon termination of employment with the Company or transfer of employment from the Company, or other cessation of eligibility for any reason, except as may otherwise be explicitly provided in this Agreement; (vi) if the underlying Shares does not increase in value, these Options will have no value, nor does the Company guarantee any future value; and (vii) no claim or entitlement to compensation or damages arises if these Options do not increase in value and you irrevocably release the Company from any such claim that does arise.

17. Personal Data. For the purpose of implementing, administering and managing these Options, you, by execution of this Agreement, consent to the collection, receipt, use, retention and transfer, in electronic or other form, of your personal data by the Company, any Affiliate, trustee or third party service provider or any potential future purchaser or merger partner of the Company or an Affiliate. You understand that personal data (including but not limited to, name, home address, telephone number, employee number, employment status, social security number, tax identification number, date of birth, nationality, job and payroll location, data for tax withholding purposes and shares awarded, cancelled, exercised, vested and unvested) may be transferred to third parties assisting in the implementation, administration and management of these Options and the Plan and you expressly authorize such transfer as well as the retention, use, and the subsequent transfer of the data by the recipient(s). You understand that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that data will be held only as long as is necessary to implement, administer and manage these Options. You understand that you may, at any time, request a list with the names and addresses of any potential recipients of the personal data, view data, request additional information about the storage and processing of data, require any necessary amendments to data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Company’s Secretary. You understand, however, that refusing or withdrawing your consent may affect your ability to accept a stock option.

18. Governing Law. The validity, construction and effect of this Agreement, and of any determinations or decisions made by the Administrator relating to this Agreement, and the rights of any and all persons having or claiming to have any interest under this Agreement, shall be determined exclusively in accordance with the laws of England and the courts of England shall have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement or the Plan. Any proceedings suit or action arising out of this Agreement or the Plan shall be brought in such courts.

19. Resolution of Disputes. Any dispute or disagreement which shall arise under, or as a result of, or pursuant to or relating to, this Agreement shall be determined by the Administrator in good faith in its absolute and uncontrolled discretion, and any such determination or any other determination by the Administrator under or pursuant to this Agreement and any interpretation by the Administrator of the terms of this Agreement, will be final, binding and conclusive on all persons affected thereby. You agree that before you may bring any legal action arising under, as a result of, pursuant to or relating to, this Agreement you will first exhaust your administrative remedies before the Administrator. You further agree that in the event that the Administrator does not resolve any dispute or disagreement arising under, as a result of, pursuant to or relating to, this Agreement to your satisfaction, no legal action may be commenced or maintained relating to this Agreement more than twenty-four (24) months after the Administrator’s decision.

20. Counterparts. This deed may be executed in any number of counterparts each of which, when executed by one or more of the parties hereto, shall constitute and original but all of which shall constitute one and the same instrument

21. Headings. The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

{Glossary begins on next page}

GLOSSARY

(a) “Company” includes PureTech Health plc and its Affiliates, except where the context otherwise requires.

(b) “Expiration Date” means the last business day prior to the 10th anniversary of the Grant Date.

(c) “Grant Date” means the date of this Agreement.

(d) “Service” means your employment or other service relationship with the Company and its Affiliates. Your Service will be considered to have ceased with the Company and its Affiliates if, immediately after a sale, merger or other corporate transaction, the trade, business or entity with which you are employed or otherwise have a service relationship is not the Company or its successor or an Affiliate of the Company or its successor.

(e) “Total and Permanent Disability” means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve months. The Administrator may require such proof of Total and Permanent Disability as the Administrator in its sole discretion deems appropriate and the Administrator’s good faith determination as to whether you are totally and permanently disabled will be final and binding on all parties concerned.

(f) “You”; “Your”. “You” or “your” means the Employee. Whenever the Agreement refers to “you” under circumstances where the provision should logically be construed, as determined by the Administrator, to apply to your estate, personal representative, or beneficiary to whom the Options may be transferred by will or by the laws of descent and distribution, the word “you” shall be deemed to include such person.

SCHEDULE

EXERCISABILITY SCHEDULE

Subject to the terms and conditions described in the Agreement and the Plan, the Options vest and become exercisable as follows:

(a)	[25]% of the Options (i.e. to acquire a total of [____] Shares, the “Initial Shares”) vest and become exercisable on [______] (the “Initial Vesting Date”), and

(b)

[75]% of the Options (i.e. to acquire a total of [____] Shares) vest and become exercisable in 6 equal semi-annual installments (the Shares vesting in each such Semi-Annual Period, the “Semi-Annual Shares”) with the first such installment vesting on the 6-month anniversary of the Initial Vesting Date and an additional installment each 6-month anniversary thereafter through the third anniversary of the Initial Vesting Date (each such semi-annual vesting period, a “Semi-Annual Period”).

The extent to which the Options are exercisable as of a particular date is rounded down to the nearest whole Share. However, exercisability is rounded up to 100% on the third anniversary of the Initial Vesting Date.

Executed as a deed, but not delivered until the first date specified on page 1, by PURETECH HEALTH PLC by a director in the presence of a witness:		) ) ) )	Signature

			Name (block capitals)	Stephen Muniz
Director
Witness signature

Witness name
(block capitals)

Witness address	6 Tide Street

Suite 400

Boston, MA 02210

Executed as a deed, but not delivered until the first date specified on page 1, by PURETECH MANAGEMENT, INC. by an officer in the presence of a witness:		) ) ) )	Signature

			Name (block capitals)	Stephen Muniz
Chief Operating Officer
Witness signature

Witness name
(block capitals)

Witness address	6 Tide Street

Suite 400

Boston, MA 02210

[PureTech Health – Signature Page to Incentive Stock Option Deed of Agreement]

Signed as a deed, but not delivered until the first date specified on page 1, by [Recipient Name] in the presence of:	) ) ) )	Signature

Witness signature

Witness name

(block capitals)

Witness address

[PureTech Health – Signature Page to Incentive Stock Option Deed of Agreement]